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                      E. I. DU PONT DE NEMOURS AND COMPANY

                           OFFER TO PURCHASE FOR CASH
                     UP TO 8,000,000 SHARES OF COMMON STOCK
                    OF E. I. DU PONT DE NEMOURS AND COMPANY
                            HELD BY NON-U.S. PERSONS
                                       AT
                             $80.76 GROSS PER SHARE

To Brokers, Securities Dealers, Commercial Banks, Trust Companies, Custodian Banks and Other Nominees:

     E. I. du Pont de Nemours and Company ("DuPont" or the "Company") is offering, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated July 14, 1999 (the "Offer to Purchase") and the enclosed Letter of Transmittal (the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), to purchase shares of common stock, par value $.30 per share, of DuPont ("Shares") held by Non-U.S. Persons, up to an aggregate of 8,000,000 Shares tendered and purchased.

     The Shares being purchased in the offer include shares of DuPont common stock listed on the NYSE, Frankfurt, Dusseldorf, Paris, and Amsterdam exchanges and DuPont common stock underlying Non-U.S. Depositary Receipts. The "Non-U.S. Depositary Receipts" consist of: (1) the International Depositary Receipts issued by B.O.I.C. ("B.O.I.C. Depositary Receipts") listed on the Brussels exchange, (2) the Swiss certificates registered in the name of SNOC Swiss Nominee Company ("Swiss Certificates") listed on the Swiss exchange and (3) the Netherlands Depositary Receipts (certificaten) ("Netherlands Depositary Receipts") listed on the Amsterdam exchange.

     The Offer is available only to DuPont stockholders who are Non-U.S. Persons, as explained on page 1 of the Offer to Purchase. For purposes of the Offer, a "Non-U.S. Person" is any person who is not a U.S. Person. A "U.S. Person" for purposes of the Offer is any person that is:

     - an individual who is a United States citizen or United States resident (for United States federal income tax purposes);

     - a corporation, partnership, limited liability company or other entity created or organized in the United States or under the laws of the United States or of any State within the United States;

     - an estate which is subject to United States income tax on all of its income (regardless of the source of such income); and

     - a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust (including, without limitation, any United States pension trust organized under Section 401(a) of the Internal Revenue Code of 1986, as amended).

     We are asking you to contact your clients who are Non-U.S. Persons and for whom you hold Shares or Non-U.S. Depositary Receipts registered in your name or in the name of your nominee or otherwise deposited with you. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. DuPont will pay all U.S. stock transfer taxes and Belgian and Swiss transactional taxes, if any, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     With respect to Non-U.S. Depositary Receipts owned by any of your clients who wish to participate in the Offer, such Non-U.S. Depositary Receipts must be delivered to the issuer thereof (or the applicable affiliate) so that it can tender the underlying Shares. No Non-U.S. Depositary Receipts will be accepted for purchase by DuPont in the Offer.

     With respect to Shares listed on the Frankfurt, Dusseldorf, Paris and Amsterdam exchanges, it is DuPont's understanding that you will be required to tender such Shares owned by any of your clients wishing to participate in the Offer through Deutsche Bank AG (with respect to Shares listed on the Frankfurt and Dusseldorf exchanges), SICOVAM (with respect to Shares listed on the Paris exchange) and ASAS (with respect to Shares listed on the Amsterdam exchange), respectively.

     You should be aware that you will be required to withhold United States federal income taxes equal to 30% of the gross proceeds of the Offer unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is available because such gross proceeds are effectively connected with the
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conduct of a trade or business within the United States. Stockholders may be able to obtain a refund of such withholding taxes. See Sections 3 and 14 of the enclosed Offer to Purchase for more details. YOU ARE STRONGLY URGED TO ADVISE YOUR CLIENTS ABOUT SUCH UNITED STATES FEDERAL INCOME TAX WITHHOLDING REQUIREMENT.

     No broker, dealer, commercial bank, trust company, custodian bank or any other nominee shall be deemed to be the agent of DuPont, the Depositary or the Information Agents for purposes of the Offer.

     Enclosed is a copy of each of the following documents:

     -  The Offer to Purchase.

     - The Letter of Transmittal for your use and for the information of your clients.

     -  The Notice of Guaranteed Delivery.

     - A form of letter which may be sent to your clients for whose account you hold Shares or Non-U.S. Depositary Receipts registered in your name or the name of your nominee or otherwise deposited with you with space provided for obtaining the clients' instructions with regard to the Offer.

     - A return envelope addressed to the First Chicago Trust Company of New York, the Depositary, for your use only.

     -  Letter from DuPont to stockholders.

     Your prompt action is requested. The Offer will expire at 12:00 Midnight, New York City time, on August 10, 1999, or if extended by DuPont, the latest date and time to which extended (the "Expiration Date"). Shares tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase, at any time prior to the Expiration Date and after September 3, 1999, if not theretofore accepted for purchase, although note that issuers of Non-U.S. Depositary Receipts may have special rules and procedures regarding withdrawal.

     To participate in the Offer, certificates for Shares (or evidence of a book-entry delivery into the Depositary's account at The Depository Trust Company) and a duly executed and properly completed Letter of Transmittal or a manually signed facsimile thereof, together with any other required documents, or an Agent's Message in connection with a book-entry transfer, must be delivered to the Depositary as indicated in the Offer. If holders of Shares wish to tender their Shares, but it is impracticable for them to do so prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase under "Section 3. Procedure for Tendering Shares -- Guaranteed Delivery."

     Note, again, that certificates with respect to Non-U.S. Depositary Receipts will not be directly accepted for purchase by DuPont; the underlying Shares must be tendered. As a result, certificates with respect to such securities must be delivered pursuant to the instructions of the issuer (or the applicable affiliate) in order to ensure that the underlying Shares are tendered. Guaranteed delivery procedures described in the Offer to Purchase do not apply to the delivery of Non-U.S. Depositary Receipts.

     Additional information concerning the Offer and additional copies of the enclosed material may be obtained from D.F. King & Co., Inc. (the "Managing Information Agent") at (212) 269-5550 (collect) outside the United States or at
(800) 755-3105 (toll free) in the United States.

                                          Very truly yours,

                                          E. I. DU PONT DE NEMOURS AND COMPANY

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF DUPONT, THE DEPOSITARY, THE MANAGING INFORMATION AGENT, OR THE NON-U.S. INFORMATION AGENTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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